Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-270503) and Form S-8 (No. 333-270524) of our report dated March 31, 2025 relating to the consolidated financial statements of HeartCore Enterprises, Inc., which appears in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 31, 2025